UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2016

SYNCHRONOSS TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52049	06-159540
(Commission File No.)	(IRS Employer Identification No.)

200 Crossing Boulevard

Suite 800

Bridgewater, New Jersey 08807

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 620-3940

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On July 7, 2016, Synchronoss Technologies, Inc. (“Synchronoss”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and the several lenders party thereto (the “Credit Facility”).  The Credit Facility, which will be used for general corporate purposes, is a $250 million unsecured revolving line of credit that matures on July 7, 2021, subject to terms and conditions set forth therein.  Synchronoss has the right to request an increase in the aggregate principal amount of the Credit Facility to $350 million.  Synchronoss has drawn down $44,000,000 under the Credit Facility.

Synchronoss agreed to customary affirmative and negative covenants and events of default in connection with the Credit Facility. The occurrence of an event of default could result in the acceleration of Synchronoss’ obligations under the Credit Agreement and an increase to the applicable interest rate, and would permit the Administrative Agent to exercise remedies available under the Credit Agreement. Synchronoss also agreed to reimburse the Administrative Agent for legal and diligence fees incurred in connection with the Credit Facility.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, a copy of which will be filed with the exhibits to Synchronoss’ Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ STEPHEN G. WALDIS
Name: Stephen G. Waldis
Title: Chief Executive Officer and Chairman of the Board of Directors

Dated:  July 8, 2016